PLEDGE OF SHARES OF STOCK

     FOR VALUE RECEIVED, AvStar Aviation Services, Inc. ("AvStar") whose address is 3600 South Gessner Road, Suite 220, Houston, Texas 77063 hereby grants to TexCom, Inc. ("TexCom"), a security interest in the following stock as collateral security:

     SEVEN HUNDRED FIFTY (750) shares of stock of San Diego Airmotive, represented by Stock Certificates Number 5, and SEVEN HUNDRED FIFTY (750) Shares of stock of San Diego Airmotive, represented by Stock Certificate Number 6, to secure the obligations of AvStar set forth in the Stock Purchase Agreement dated November 11, 2006, between AvStar and TexCom, and reflected in the Promissory Note dated November 17, 2006, by and between AvStar Aviation Services, Inc. and TexCom, Inc., in the amount of Two Hundred Thirty Five Thousand ($235,000.00), or any adjustments made thereto under the terms of said Note.

 It is further agreed:
TexCom may assign or transfer said debt and the collateral pledged hereunder to any third party.

During the term of this pledge agreement, and so long as it is not in default, AvStar shall have full rights to vote said shares and be entitled to all dividends income, except that stock dividends shall also be pledged.

Upon default of payment of the debt, or breach of this pledge agreement, TexCom or Holder shall have full rights to foreclose on the pledged shares and exercise its rights as a secured party under the provisions of the Universal Commercial Code of the State of Texas and said rights being cumulative with any other rights TexCom or holder may have against AvStar.

AvStar understands that, upon foreclosure, the pledged shares may be sold at public auction or public sale. AvStar shall be provided reasonable notice of any said intended sale and shall have full rights to redeem said shares at any time prior to said sale upon payment of the balance due hereunder, and accrued costs of collection.

Upon payment of the obligation for which the shares are pledged, the shares shall be returned to AvStar and this pledge agreement shall be terminated. This pledge agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.
In the event of default, AvStar shall pay all reasonable attorneys' fees and cost of collections.

Signed this 17th day of November 2006.
AvStar Aviation Services, Inc.
     o/s Robert P. Gaidousek
By:_________________________________
Robert P. Gaidousek, Vice President